CMA Multi-State Municipal Series Trust
Series Number: 4
File Number: 811-5011
CIK Number: 810598
CMA California Municipal Money Fund
For the Period Ending: 03/31/2006

Pursuant to Exemptive Order Release No. IC-18748 dated June 12, 1992, the following schedule enumerates the transactions with Merrill Lynch, Pierce, Fenner, & Smith Inc., for the year ended March 31, 2006.

Sales (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date

05/31/2005	$10,500	California Housing Fin Agency	1.01	08/01/2032
10/19/2005	25,000	California Housing Fin Agency	1.06	2/01/2032
10/19/2005	5,250	California Housing Fin Agency	1.01	8/01/2032
10/26/2005	24,165	California Housing Fin Agency	5.00	2/01/2035
11/01/2005	19,800	California Housing Fin Agency	1.06	2/01/2032